UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015 (February 5, 2015)

Union Pacific Corporation

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Douglas Street, Omaha, Nebraska		68179
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2015, the Board of Directors of Union Pacific Corporation (the “Company”) elected Lance M. Fritz as President and Chief Executive Officer of the Company and Union Pacific Railroad Company, the principal operating subsidiary of the Company (the “Railroad”), effective immediately.

Mr. Fritz, 52, joined the Railroad in 2000 in the Marketing Department. Mr. Fritz held several executive positions in the Railroad’s Operating Department from 2005 through 2008. He became Vice President-Labor Relations in 2008 and then Vice President-Operations in January 2010. Mr. Fritz was elected Executive Vice President-Operations in September 2010, and served in that position until being elected President and Chief Operating Officer of the Railroad in February 2014.

Mr. John J. Koraleski will remain executive Chairman of the Board of the Company and the Railroad.

In connection with the promotion of Mr. Fritz, the Board, acting upon the recommendation of the Compensation and Benefits Committee, authorized the increase of his salary to $1.0 million per year. Mr. Fritz will continue to be eligible to participate in the stock and other incentive plans and programs of the Company.

Additionally, on February 5, 2015, the Board of Directors of the Company elected Lance M. Fritz as a member of the Company’s Board of Directors, effective immediately. Mr. Fritz also will serve on the Board of the Railroad. All directors of the Company concurrently serve on the Board of Directors of the Railroad. The Board of Directors did not appoint Mr. Fritz to serve on any committees at the time of the election.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release relating to the foregoing announcements, dated February 5, 2015, is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Union Pacific Corporation, dated February 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2015

UNION PACIFIC CORPORATION

By:	/s/ James J. Theisen, Jr.
James J. Theisen, Jr.
Associate General Counsel